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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (AMENDMENT NO. )*

                             MOTHERNATURE.COM, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   61978K 10 5
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)



--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 61978K 10 5                13G                    Page 2 of 10 pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      CMG@Ventures, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          12,367 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
       WITH          8
                         12,367 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,367 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Less than 1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

  CUSIP NO. 61978K 10 5               13G                    Page 3 of 10 pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      CMG@Ventures Capital Corp.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,224,307 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,224,307 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,224,307 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                  [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.08%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

  CUSIP NO. 61978K 10 5               13G                    Page 4 of 10 pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      CMGI, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,236,674 shares**
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,236,674 shares**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,236,674 shares**
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                  [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.16%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
        **CMGI, Inc. disclaims beneficial ownership of 1,236,674 shares

  CUSIP NO. 61978K 10 5               13G                    Page 5 of 10 pages

Item 1(a).  Name of Issuer:

  MOTHERNATURE.COM, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

  One Concord Farms, 490 Virginia Road, Concord, MA  01742

Item 2(a).  Name of Persons Filing:

  CMG@Ventures, Inc.
  CMG@Ventures Capital Corp.
  CMGI, Inc.

Item 2(b).  Address of Principal Business Offices or, if None, Residence:

  CMG@Ventures, Inc.
  c/o CMGI, Inc.
  100 Brickstone Square, Andover, MA  01810

  CMG@Ventures Capital Corp.
  c/o CMGI, Inc.
  100 Brickstone Square, Andover, MA  01810

  CMGI, Inc.
  100 Brickstone Square, Andover, MA  01810

Item 2(c).  Citizenship:

  CMG@Ventures, Inc., CMG@Ventures Capital Corp. and CMGI, Inc. are each organized under the laws of the State of Delaware.

  CUSIP NO. 61978K 10 5               13G                    Page 6 of 10 pages


Item 2(d).  Title of Class of Securities:

  Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

  61978K 10 5

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a: Not applicable.

(a)  [_]   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)  [_]   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [_]   An employee benefit plan or endowment fund in accordance with Rule
           13d-1(b)(1)(ii)(F);

(g)  [_]   A parent holding company or control person in accordance with Rule
           13d-1(b)(1)(ii)(G);

(h)  [_]   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act;

(i)  [_]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)  [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

  If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

  CUSIP NO. 61978K 10 5               13G                    Page 7 of 10 pages


Item 4.    Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  (a)  Amount beneficially owned:

  CMG@Ventures, Inc. holds 12,367 shares directly.

  CMG@Ventures Capital Corp. holds 1,224,307 shares.

  CMGI, Inc. may be attributed with the beneficial ownership of the 12,367 shares held by CMG@Ventures, Inc. and the 1,224,307 shares held by CMG@Ventures Capital Corp. CMGI, Inc. is the sole stockholder of CMG@Ventures, Inc. CMGI, Inc. is the sole stockholder of CMG@Ventures Capital Corp. CMGI, Inc. disclaims beneficial ownership of the shares held by it indirectly except to the extent of its proportionate pecuniary interest therein.

  (b)  Percent of class:

  CMG@Ventures, Inc. Less than 1%
  CMG@Ventures Capital Corp. 8.08%
  CMGI, Inc. 8.16%


  (c) Number of shares as to which such person has:

     (i) Sole power to vote or direct the vote:

       Not Applicable



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  CUSIP NO. 61978K 10 5               13G                   Page 8 of 10 pages


   (ii) Shared power to vote or direct the vote:

         CMG@Ventures, Inc. has shared voting power over 12,367 shares.

         CMG@Ventures Capital Corp. has shared voting power over 1,224,307 shares.

       CMGI, Inc. has shared voting power over 1,236,674 shares, consisting of 1,224,307 shares held by CMG@Ventures Capital Corp. and 12,367 shares held by CMG@Ventures, Inc.

  (iii) Sole power to dispose or to direct the disposition of:

        Not applicable

  (iv)  Shared power to dispose or to direct the disposition of:

        CMG@Ventures, Inc. has shared dispositive power 12,367 shares.

        CMG@Ventures Capital Corp. has shared dispositive power over 1,224,307 shares.

        CMGI, Inc. has shared dispositive power over 1,236,674 shares, consisting of 1,224,307 shares held by CMG@Ventures Capital Corp. and 12,367 shares held by CMG@Ventures, Inc.

  CUSIP NO. 61978K 10 5               13G                   Page 9 of 10 pages

Item 5.   Ownership of Five Percent or Less of a Class.

  Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

  Not applicable.

Item 8.   Identification and Classification of Members of the Group.

  Not applicable.

Item 9.   Notice of Dissolution of Group.

  Not applicable.

Item 10.  Certification.

  Not applicable.

  CUSIP NO. 61978K 10 5               13G                   Page 10 of 10 pages


                                    SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              CMG@Ventures, Inc.


Dated:  February 14, 2001     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMG@Ventures Capital Corp.


Dated:  February 14, 2001     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMGI, INC.


Dated:  February 14, 2001     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Executive Vice President, Chief
                                      Financial Officer and Treasurer

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of MOTHERNATURE.COM, INC. or any subsequent acquisitions or dispositions of equity securities of MOTHERNATURE.COM, INC. by any of the undersigned.


DATED: FEBRUARY 14, 2001

                               CMG@Ventures, Inc.

                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMG@Ventures Capital Corp.


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMGI, INC.


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Executive Vice President, Chief
                                      Financial Officer and Treasurer